ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77D


The investment policies of the following portfolios were amended and restated as noted below:

1. Global Fund
2. International Small Company Fund
3. Strategic Income Fund
4. All Cap Growth Fund
5. Mid Cap Stock Fund
6. Small Cap Growth Fund
7. High Income Fund

Global Fund
Under normal market conditions, the Global Fund invests primarily in the equity securities of companies located anywhere in the world, including emerging markets. The portfolio may also invest up to 25% of its total assets in debt securities of companies and governments located anywhere in the world. The portfolio also invests in depository receipts. Equity securities may include common stocks, preferred stocks and convertible securities. The Portfolio may lend certain of its securities.

International Small Company Fund
The International Small Company Fund will primarily invest its assets in equity securities of non-U.S. small companies of developed and emerging markets.

Strategic Income Fund
The Strategic Income Fund may invest up to 10% of its total assets in securities rated as low as D (in default) by S&P and Moody's (and their unrated equivalents), effective upon the filing with the Securities and Exchange Commission of an amended prospectus for the Strategic Income Fund or a supplement to the Strategic Income Fund prospectus reflecting such amended and restated investment policies.

All Cap Growth Fund
The All Cap Growth Fund may invest up to 25% of its total assets in foreign securities, effective upon the filing with the Securities and Exchange Commission of an amended prospectus for the All Cap Growth Fund or a supplement to the All Cap Growth Fund prospectus reflecting such amended and restated investment policy.

Mid Cap Stock Fund
The Mid Cap Stock Fund may invest up to 25% of its total assets in foreign securities, effective upon the filing with the Securities and Exchange Commission of an amended prospectus for the Mid Cap Stock Fund or a supplement to the Mid Cap Stock Fund prospectus reflecting such amended and restated investment policy.

Small Cap Growth Fund
The Small Cap Growth Fund may invest up to 25% of its total assets in foreign securities (including emerging market securities), effective upon the filing with the Securities and Exchange Commission of an amended prospectus for the All Cap Growth Fund or a supplement to the All Cap Growth Fund prospectus reflecting such amended and restated investment policy.

High Income Fund
The High Income Fund may invest in both investment grade and non-investment grade asset-backed securities, including asset-backed securities rated BB/Ba or lower and their unrated equivalents.